EX.99-77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:  Goldman Sachs Mid Cap Value Fund

Name of Underwriter Purchased From:  Merrill lynch Capital Services

Names of Underwriting Syndicate Members: Citigroup Global Markets Inc, Credit Suisse First Boston Corp, GS& Co, JP Morgan Securities, Merrill Lynch Pierce Fenner and Smith

Name of Issuer: EcoLab Inc.

Title of Security:  EcoLab Inc.

Date of First Offering:  11/12/2008

Dollar Amount Purchased: 15,601,726

Number of Shares Purchased: 511,532

Price Per Unit:  30.50

Resolution Approved:  Approved at the February 7, 2009 Board Meeting.